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                                                                    EXHIBIT 9(d)
                                                                    ------------

                             ORGANIZATIONAL EXPENSE
                             REIMBURSEMENT AGREEMENT


         This Agreement, made this _____ day of ___________, 1994, by and between Magna Funds, a Massachusetts business trust (the "Trust") and Ernst & Company (the "Distributor").

                                   WITNESSETH:
                                   -----------

         WHEREAS, the Trust is in the process of registering as an open-end management investment company under the Investment Company Act of 1940;

         WHEREAS, there have been and will be certain organizational expenses incurred as a part of such registration, which are properly expenses of the Trust, that have been and will in the future be paid by the Distributor by reason of the fact that the Trust was not or will not be capitalized when such expenses otherwise became or become due and payable;

         WHEREAS, such organizational expenses include expenses necessary to organize and establish the Trust and to create the necessary relationships and legal qualifications to enable it to commence business and operations, including, but not by way of limitation, such expenses as outside legal counsel's fees, fees and taxes imposed by The Commonwealth of Massachusetts on Massachusetts business trusts, independent public accountant fees and state blue sky filing and registration fees (such expenses being hereinafter referred to as "Organization Expenses"):

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed as follows:

         1. After the issuance and sale of shares of beneficial interest of the Trust to the public, the Trust shall reimburse and pay to the Distributor the amounts expended by the Distributor for Organization Expenses for the Trust.

         2. Such reimbursement shall be paid by the Trust to the Distributor upon demand, without interest, and in no event later than five years from the commencement of operations of the Trust. Upon demand for payment, the Distributor shall present copies of

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invoices or receipts, and copies of cancelled checks or other evidence of payment by the Distributor, of the Organization Expenses for which it is demanding reimbursement.


                                                       MAGNA FUNDS


                                                       --------------------
                                                       Barry Hartstone
                                                       President


                                                       ERNST & COMPANY


                                                       --------------------
                                                       Robert A. Bonelli
                                                       Executive Vice President


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